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                                                                   EXHIBIT 10.20


                     THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     The Employment Agreement (the "Agreement") between ICO, Inc., a Texas corporation (the "Company") and Asher O. Pacholder (the "Executive") dated April 1, 1995, as amended by the First Amendment to Employment Agreement dated June 14, 1996 and as amended by the Second Amendment to Employment Agreement dated February 7, 1997, is amended hereby as follows:

     Paragraph 3(a) of the Agreement is deleted in its entirety and the following paragraph 3(a) substituted in its place.

          (a) During the Employment Period, Executive shall be engaged as the Chairman of the Board of the Company, and the Company agrees to use its best efforts to cause Executive to be nominated and elected as a director of the Company; subject, however, to the Executive's reelection by the shareholders of the Company at the annual shareholders' meeting when his applicable class of directors is to be voted upon by the shareholders. In addition, during the Employment Period, Executive shall be engaged as the Chief Financial Officer of the Company. In such positions, executive shall have such duties and authority as are reasonably accorded and expected of a Chairman of the Board and Chief Financial Officer consistent with the By-Laws of the Company and shall have such other duties and authority as shall be reasonably determined form time to time by the Board.

     Paragraph 5(c)(i) of the Agreement is deleted in its entirety and the following paragraph 5(c)(i) substituted in its place.

     (i) Executive ceasing for any reason to be either the Chairman of the Board or Chief Financial Officer of the Company, other than by death, disability or termination by the Executive of employment with the Company other than for Good Reason;

     Paragraph 6(b) of the Agreement is amended to replace the words "three-year" in the first sentence thereof with "five-year."

     Paragraph 6(d)(i)(C) of the Agreement is amended to replace the first word thereof "three" with "five."

     Paragraph 6(d)(iv) of the Agreement is amended to replace the fourth word thereof "three" with "five."

     Paragraph 6(d)(i)(B) of the Agreement is amended to replace the words "a particular year" in the fourth line thereof with "the particular year in which the termination occurs."



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     Except as amended by this Third Amendment, all other provisions of the
Agreement, as amended to date, hereby are ratified and affirmed.

     In witness whereof, the Executive has set his hand hereunto, and, pursuant to the authorization from the Compensation Committee of the Board of Directors, the Company has caused these presents to be executed in its name on its behalf, this 4th day of September, 1998.


                                       /s/ Asher O. Pacholder
                                       -----------------------
                                       Asher O. Pacholder

                                       ICO, Inc.

                                       By: /s/ Jon C. Biro
                                           -------------------
                                       Name: Jon C. Biro
                                             -----------------
                                       Title:  SVP - Treasurer
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